                                                                    EXHIBIT 3.04

                          CERTIFICATE OF DESIGNATIONS
                          ---------------------------
                                       OF
                                       --
                             SENIOR PREFERRED STOCK
                             ----------------------
                                       OF
                                       --
                        FIREARMS TRAINING SYSTEMS, INC.
                        -------------------------------

               _________________________________________________


                     Pursuant to Section 151 of the General
                     --------------------------------------
                    Corporation Law of the State of Delaware
                    ----------------------------------------

               __________________________________________________


     Firearms Training Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

     FIRST: The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of up to 200,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock") in one or more series pursuant to a resolution providing for such issue adopted by the Board of Directors, and further authorizes the Board of Directors of the Corporation to (i) determine or alter the voting powers, full or limited, and other rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, (ii) fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock and
(iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any series of Preferred Stock, increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of such series.

     SECOND: On July 31, 1996, the Board of Directors of the Corporation adopted the following resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as Senior Preferred Stock.

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, full or limited, and other rights, preferences, privileges and restrictions granted to or imposed upon such series of Preferred Stock are as set forth in the Corporation's Certificate of Incorporation and in this Certificate of Designations as follows:
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     1. Designation and Amount.  The shares of such series of Preferred Stock
        ----------------------
shall be designated as "Senior Preferred Stock" (the "Senior Preferred Stock"), and the number of shares constituting such series shall be 10,000. The initial liquidation preference of the Senior Preferred Stock shall be $1,000 per share (the "Stated Liquidation Value").

     2. Rank. (a) The Senior Preferred Stock shall, with respect to dividend
        ----
rights and rights on liquidation, winding up and dissolution, rank (i) senior to both the Corporation's Class A Common Stock, par value $.00001 per share (the "Voting Common Stock") and the Corporation's Class B Non-voting Common Stock, par value $.00001 per share (collectively with the Voting Common Stock, the "Common Stock"), and to all classes and series of stock of the Corporation (including, without limitation, the Junior Preferred Stock authorized by resolution of the Board of Directors of the Corporation adopted on July 31,
1996) now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Senior Preferred Stock or which do not specify their rank (collectively with the Common Stock, the "Junior Securities") and (ii) on a parity with each class of capital stock or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Parity Securities"), provided that any such securities whose
                                     --------
issuance was not approved by the requisite number of holders of shares of Senior Preferred Stock as provided in Section 8(b) hereof shall be deemed to be Junior Securities and not Parity Securities. No class of capital stock or series of preferred stock may be created by the Corporation which ranks senior to the Senior Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation unless the creation of such a class of capital stock or series of preferred stock is approved by holders of two-thirds of the shares of the Senior Preferred Stock.

     (b) So long as any shares of the Senior Preferred Stock are outstanding, without the prior consent of the holders of a majority of the shares of outstanding Senior Preferred Stock, the Corporation shall not (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities or shares of Junior Securities issuable upon conversion of any Junior Securities and other than purchases of Junior Securities from employees in an aggregate amount since July 31, 1996 (net of all amounts received or accrued by the Company from employees upon the exercise of stock options issued under the Company's stock option plan for directors, officers, employees and consultants) not in excess of $100,000), or permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or
(ii) declare, pay or set apart for payment any dividend or make any distribution or payment on any Junior Securities, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities or shares of Junior Securities issuable upon conversion of any Junior Securities).

     (c) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, or permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, unless prior to or at the time of such payment or setting apart for payment or purchase or redemption, the Corporation shall have repurchased, redeemed or retired shares of Senior Preferred Stock on a pro rata basis, in proportion to the respective Liquidation Preferences, as defined in the applicable Certificates of Designations, of the Senior Preferred Stock and the Parity Securities as to which such sinking fund or similar fund payment, or such purchase or redemption, is being effected or (ii) declare, pay or set apart for payment any dividend or make any distribution or payment on any Parity Securities, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or other property, unless prior to or at the time of such declaration, payment, setting apart for payment or distribution, as the case may be, the Corporation shall have paid all accrued and unpaid dividends on the outstanding shares of Senior Preferred Stock and shall have made provision for payment in cash of the Dividend Amount for the then current Quarterly Dividend Period; provided, that whenever dividends on the
                                        --------
Senior Preferred Stock are in arrears, the Corporation may declare and pay dividends on a pro rata basis on the Senior Preferred Stock and the Parity Securities on which dividends are payable in arrears, in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Senior Preferred Stock and such Parity Securities.

     3. Dividends. (a) The holders of shares of Senior Preferred Stock shall be
        ---------
entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends with respect to the Initial Dividend Period and each quarterly dividend period thereafter (each a "Quarterly Dividend Period"), which Quarterly Dividend Periods shall end on January 31, April 30, July 31 and October 31 of each year (each such date, a "Dividend Payment Date"). The dividends payable on each Dividend Payment Date with respect to the Quarterly Dividend Period ending on such date shall equal the Dividend Amount with respect to such Quarterly Dividend Period. Dividends shall be payable only in cash to holders of record at the close of business on the date specified by the Board of Directors at the time such Dividend Amount is declared (the "Record Date"), commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be not less than 10 days and not more than 30 days prior to the relevant Dividend Payment Date. All dividends paid with respect to shares of Senior Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends on the Senior Preferred Stock shall accrue and be cumulative (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date. Accrued but unpaid dividends shall not bear interest.

     (b) Dividends payable on the Senior Preferred Stock for any period less than a full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months.

     4. Liquidation Preference. (a) In the event of any voluntary or involuntary
        ----------------------
liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to 100% of the Stated Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up (such amount the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Senior Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Senior Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

     (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

     5. Redemption.
        ----------

     (a) Optional Redemption.  The Corporation shall not redeem any shares of
         -------------------
the Senior Preferred Stock, except as provided in Sections 5(b) and 5(c) below.

     (b) Mandatory Redemption.
         --------------------

               (i) Whenever the Corporation shall prepay the Bridge Notes, it will simultaneously redeem the Senior Preferred Stock on a pro rata basis
                                                                --- ----
     at a redemption price per share equal to 100% of the Stated Liquidation Value thereof, together with all accrued and unpaid dividends thereon to the date of redemption (the "Redemption Price"). For purposes of this
     Section 5(b)(i), redemption on a "pro rata basis" shall mean that the
                                       --- ----
     Stated Liquidation Value of the shares of Senior Preferred Stock to be redeemed shall bear the same ratio, as nearly as may be, to the Stated Liquidation Value of all shares of Senior Preferred Stock then outstanding as the principal amount of the Bridge Notes then prepaid shall bear to the aggregate principal amount of all Bridge Notes then outstanding.

               (ii) On July 31, 2006, all shares of Senior Preferred Stock shall be redeemed at the Redemption Price.

          (c) Redemption Upon Change in Control.  If a Change in Control (as
              ---------------------------------
defined in the Securities Purchase Agreement) has occurred, the Company shall immediately notify each holder of record of Senior Preferred Stock thereof, and any such holder, by notice to the Company, shall have the right to require the Company to redeem its shares of Senior Preferred Stock at the Redemption Price on the date specified in such holder's notice; provided, that the Corporation
                                               --------
shall effect such redemption only if then permitted by the terms of the Senior Debt (as defined in the Bridge Notes).

          6. Procedure for Redemption. (a) In the event that the Corporation
             ------------------------
shall redeem shares of Senior Preferred Stock pursuant to Section 5(b) hereof, the Corporation shall give written notice of such redemption by first-class mail, postage prepaid, simultaneously with giving notice of prepayment to holders of Bridge Notes, to each holder of record of Senior Preferred Stock to be redeemed at its address as it appears in the records of the Corporation.
Each such notice shall state: (i) the redemption date; (ii) the number of shares of Senior Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the applicable Redemption Price; and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Any redemption of less than all the shares of Senior Preferred Stock pursuant to
Section 5(b) shall be made on a pro rata basis to all holders of Senior
                                --- ----
Preferred Stock.

          (b) Notice by the Corporation having been mailed as provided in
Section 6(a) hereof, or notice of election having been given by the holders as provided in Section 5(c) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Senior Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Senior Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the applicable Redemption Price) shall cease unless the Corporation defaults in the payment of the Redemption Price, in which case all rights of the holders of Senior Preferred Stock, including all rights pursuant to 8(a) hereof, shall continue until the redemption price is paid.

          (c) Certificates for shares of Senior Preferred Stock to be redeemed may be surrendered at the principal office of the Corporation or such other place as the Corporation may designate. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, the Corporation shall issue a new certificate or certificates representing the unredeemed shares without cost to the holder thereof.

          (d) The Corporation shall take such actions as are necessary (including, without limitation, conducting an appraisal of the assets and liabilities of the Corporation) in order to establish the availability of funds legally available for any required redemption.

          7. Reacquired Shares.  Shares of Senior Preferred Stock that have been
             -----------------
issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and, subject to the approval of the holders of the Senior Preferred Stock as provided in Section 8(b) hereof, may be redesignated and reissued as part of any series of Preferred Stock other than the Senior Preferred Stock.

          8. Voting Rights.
             -------------

          In addition to any voting rights provided by law, the holders of Senior Preferred Stock shall have the following voting rights:

          (a) Voting Rights Upon Certain Events.
              ---------------------------------

               (i) If at any time the Corporation shall (A) fail to pay in full on a timely basis all dividends accrued on the Senior Preferred Stock for two consecutive quarters or (B) fail to redeem shares of Senior Preferred Stock in accordance with the provisions of Sections 5(b) or 5(c) hereof or shall have failed to pay the aggregate Redemption Price in full on any redemption date specified with respect to any redemption, then in either case (A) or (B), the number of directors constituting the Board of Directors of the Corporation shall, without further action, be increased by one and the holders of all outstanding shares of Senior Preferred Stock, voting separately as a class and to the exclusion of the holders of all other classes and series of stock of the Corporation, shall be entitled to elect a director of the Corporation to fill such newly created directorship.

               (ii) Whenever such voting right set forth in Section 8(a)(i) shall have vested as aforesaid, such right may be exercised initially either at a special meeting of the holders of Senior Preferred Stock, called as hereinafter provided, at any annual

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     meeting of stockholders held for the purpose of electing directors, or by the written consent of the holders of Senior Preferred Stock without a meeting pursuant to Section 228 of the DGCL and thereafter at such annual meeting or by written consent. Such voting right shall continue until such time as all dividends and the Redemption Price owing to holders of Senior Preferred Stock shall have been paid in full, at which time such special voting right of the holders of Senior Preferred Stock shall terminate, subject to re-vesting in the event of each and every recurrence of any event triggering such voting right.

               (iii) At any time after such voting power referred to in this
     Section 8(a) shall have been so vested in shares of Senior Preferred Stock and such right shall not already have been exercised by written consent as aforesaid, the Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the outstanding shares of Senior Preferred Stock entitled to vote thereon (addressed to the Secretary of the Corporation at the principal office of the Corporation) shall, call a special meeting of the holders of Senior Preferred Stock for the election of the director to be elected by them as herein provided.
     Such call shall be made by notice to each holder by first-class mail, postage prepaid at its address as it appears in the records of the Corporation, and such notice shall be mailed at least 10 days but no more than 20 days before the date of the special meeting, or as required by law. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 15 days after receipt of such written request by the Secretary of the Corporation, then the holders of record of at least 10% of the shares of Senior Preferred Stock then outstanding and entitled to vote thereon may call such meeting at the expense of the Corporation, and such meeting may be called by such holders upon the notice required for special meetings of stockholders and shall be held at the place designated in such notice.

               (iv) At any meeting held for the purpose of electing the directors at which the holders of Senior Preferred Stock shall have the right to elect one director as provided in this Section 8(a), the presence in person or by proxy of the holders of a majority of the then outstanding shares of Senior Preferred Stock entitled to vote thereon shall be required and be sufficient to constitute a quorum of such series for the election of directors by such series. At any such meeting or adjournment thereof, (A) the absence of a quorum of the holders of Senior Preferred Stock shall not prevent the election of directors other than the director to be elected by the holders of Senior Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the director to be elected by the holders of Senior Preferred Stock, and (B) in the absence of a quorum of the holders of Senior Preferred Stock, a majority of the holders of

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     Senior Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of the director which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

               (v) The term of office of any director elected by the holders of Senior Preferred Stock pursuant to Section 8(a)(i) hereof in office at any time when the aforesaid voting rights are vested in the holders of Senior Preferred Stock shall terminate upon the election of his or her successor at any meeting of stockholders held for the purpose of electing directors. Upon any termination of the aforesaid voting rights in accordance with
     Section 8(a)(ii) hereof, the term of office of the director elected by the holders of Senior Preferred Stock pursuant to Section 8(a)(i) hereof then in office thereupon shall terminate, and upon such termination the number of directors constituting the Board of Directors of the Corporation, without further action, shall be reduced by one, subject always to the increase in the number of directors by one in case of the future right of the holders of Senior Preferred Stock to elect one director as provided in
     Section 8(a)(i) hereof.

               (vi) In case of a vacancy occurring in the office of any director so elected pursuant to Section 8(a)(i) hereof, the holders of a majority of the Senior Preferred Stock then outstanding and entitled to vote thereon may, at a special meeting of the holders or by written consent as provided above, elect a successor to hold office for the unexpired term of such director.

          (b) Other Voting Rights. (i) The Certificate of Incorporation of the
              -------------------
Corporation shall not be amended in any manner that would materially and adversely alter or change the powers, preferences or special rights of the Senior Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Senior Preferred Stock.

               (ii) Without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock, the Corporation shall not after the Issue Date create, authorize or issue any Parity Securities.

          Except as set forth herein, holders of shares of Senior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in the Certificate of Incorporation of the Corporation or herein or by law) for taking any corporate action.

          9. Financial Statements and Other Information.  The Corporation shall
             ------------------------------------------
furnish to each holder of Senior Preferred Stock a copy of all financial statements and all other materials, information, notices or correspondence delivered to the holders of the Bridge Notes concurrently with any such delivery to the holders of the Bridge Notes.

          10. Certain Covenants.  Any holder of Senior Preferred Stock may
              -----------------
proceed to protect and enforce its rights and the rights of other such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

          11. Definitions.  For the purposes of this Certificate of Designations
              -----------
of the Senior Preferred Stock, the following terms shall have the meanings indicated:

          "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          "Bridge Notes" shall mean the Senior Subordinated Bridge Notes issued by the Corporation on July 31, 1996 originally in the aggregate principal amount of $40,000,000.

          "Business Day" shall mean any day (other than a day which is Saturday, Sunday or a legal holiday in the States of North Carolina or New York) on which banks are open for business in Charlotte, North Carolina and in the City of New York.

          "Dividend Amount", with respect to any share of Senior Preferred Stock on any Dividend Payment Date, shall mean (i) the product of 14% and the Liquidation Preference as of the immediately preceding Dividend Payment Date, divided by (ii) four; provided that the Dividend Amount with respect to the
                      --------
Initial Dividend Period shall be an amount equal to 14% per annum of the Stated Liquidation Value of such share of Senior Preferred Stock during the period from the Issue Date through such Dividend Payment Date, calculated in accordance with the principles set forth in Section 3(b) hereof.

          "Dividend Payment Date" shall have the meaning set forth in Section 3(a) hereof.

          "Initial Dividend Period" shall mean the period commencing on the Issue Date and ending on the first Dividend Payment Date thereafter.

          "Issue Date" shall mean the first date on which shares of Senior Preferred Stock are issued.

          "Junior Securities" shall have the meaning set forth in Section 2(a) hereof.

          "Liquidation Preference" shall have the meaning set forth in Section 4(a) hereof.

          "Parity Securities" shall have the meaning set forth in Section 2(a) hereof.

          "Person" shall mean an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

          "Quarterly Dividend Period" shall have the meaning set forth in
Section 3(a) hereof.

          "Record Date" shall have the meaning set forth in Section 3(a) hereof.

          "Redemption Price" shall have the meaning set forth in Section 5(b) hereof.

          "Securities Purchase Agreement" shall mean the Securities Purchase Agreement dated as of July 31, 1996 between the Company and NationsBridge L.L.C., as amended from time to time.

          "Stated Liquidation Value" shall have the meaning set forth in Section 1 hereof.


          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this 31st day of July, 1996 by duly authorized officers of the Corporation.


                              FIREARMS TRAINING SYSTEMS, INC.

                              By:  /s/ Scott Perekslis
                                  ---------------------------
                              Name: Scott Perekslis
                              Title:  Vice President
ATTEST:

By:   /s/ Jonathan Kagan
     ------------------------------------
     Name:  Jonathan Kagan
     Title:  Vice President